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iQrom Communications, INC - 8-K - Current Report         Date Filed: 08/17/2001
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 17, 2001


                            IQROM COMMUNICATIONS INC.
                            -------------------------
             (Exact name of registrant as specified in its Charter)






          Nevada                         000-25735                880370480
          -------                        ---------                ----------
(State or other jurisdiction of    (Commission File No.)        (IRS Employer
incorporation or organization)                               Identification No.)


                        7652 Ashley Park Court, Suite 306
                             Orlando, Florida 32835
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           (Address of principal executive offices including zip code)

                                 (407) 299-2230
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              (Registrant's telephone number, including area code)
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Item 5.  Other Events.

The Company ('iQrom Communications, Inc.') has been seeking to raise capital to fund the operation, development and growth of its global business. On July 23, 2001 an investor group made a proposal to the Company to provide both a short-term bridging loan and a long-term equity capital injection. On August 7, 2001 that investor group withdrew its offer. Despite assurances other investors did not materialize within the timeframe. The Company's inability to fund the working capital of its UK subsidiary, iQrom Limited caused it to appoint an administrator pursuant to the insolvency laws of the United Kingdom.

The administration order was granted on August 16, 2001 and provides a breathing space during which the administrator, Tenon Recovery, may be able to continue the business as a going concern with a view to securing the long-term survival of its business, either by reorganization or by realizing assets in such a way as to gain maximum benefit. The administrator has a time-limit of 3 months to make proposals.

The total current liabilities of iQrom Limited are approximately $3.5 Million, of which $2.3 Million represents loans from the Company to iQrom Limited. The Company's other operating subsidiary, iQrom Solutions Inc., also requires additional funding to continue its operations. The Company is the largest creditor of both iQrom Limited and iQrom Solutions, Inc.

The Company continues to seek additional equity funding. Should it be successful, the Company would be interested in purchasing the business of iQrom Limited from the administrator which would allow the business to be acquired not only with key employees and customers but also without any debts and encumbrances. There are no assurances that the Company will be successful in raising said funds although the Company's other subsidiary continues to trade. Additional funding will be necessary for such trading to continue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2001                         iQrom Communications, INC.


                                               By: /s/Thomas G. Elek
                                                   -------------------
                                                   President & CEO